Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-1 of KIT digital, Inc. of our reports dated March 27, 2008 and March 26, 2007, relating to our audits of the consolidated financial included in the Annual Report on Form 10-KSB of KIT digital, Inc. for the years ended December 31, 2007 and 2006, and to the reference to our Firm under the caption “Experts” in the Prospectus. The reports contain an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ MS PC
Certified Public Accountants and Advisors,
A Professional Corporation

New York, New York
December 1, 2008